                                                                 Exhibit (13)(b)


                                  PURCHASE AGREEMENT


          The Galaxy Fund (the "Company"), a Massachusetts Business Trust, and Shearson Lehman Brothers ("Shearson") a Delaware corporation, hereby agree as follows:

          1. The Company hereby offers Shearson and Shearson hereby purchases ten (10) shares, at $1.00 per share, in the Company's Treasury Fund and, one (1) share, at $10.00 per share, in each of the Company's High Quality Bond Fund, Equity Income Fund, Equity Growth Fund, and International Equity Fund (each of the aforementioned funds shall be referred to herein individually as a "Fund" and collectively as the "Funds"). Each share is the "initial share" of the Fund. Shearson hereby acknowledges receipt of a purchase confirmation reflecting the purchase of fourteen (14) shares, and the Company hereby acknowledges receipt from Shearson of funds in the amount of $50.00 in full payment for the shares.

          2. Shearson represents and warrants to the Company that the shares are being acquired for investment purposes and not for the purpose of distribution.

          3. Shearson agrees that if it or any direct or indirect transferee of any of the shares redeems any of the shares of the Funds prior to the fifth anniversary of the date the Funds begin investment activities, Shearson will pay to the Company an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by Shearson or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

          4. The Company represents that a copy of its Declaration of Trust, dated March 31, 1986, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts.

          5. This Agreement has been executed on behalf of the Company by the undersigned officer of the Company in her capacity as an Officer of the Company. The obligations of this Agreement shall be binding only upon the assets and property of the Funds and not upon the assets and the property of any other portfolio of the Company and shall not be binding upon any Trustee, officer or shareholder of the Funds and/or the Company individually.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 11th day of October, 1990.

Attest:                       THE GALAXY FUND


/s/ Paula A. Bougault         By: /s/ Patricia L. Bishmin
--------------------------       --------------------------
(SEAL)



Attest:                       SHEARSON LEHMAN BROTHERS


/s/ Paula A. Bougault         By: /s/ Illegible
--------------------------       --------------------------


                                         -2-